FOR IMMEDIATE RELEASE:                            FOR FURTHER INFORMATION:
Monday, May 18, 1998                              Mark W. Sheahan (612) 623-6656


            GRACO ANNOUNCES STOCK PURCHASE FROM FOUNDING FAMILY TRUST

Minneapolis, MN (May 18, 1998) -- Graco Inc. (NYSE: GGG) announced today that it has entered into an agreement with its largest shareholder, the Trust under the Will of Clarissa L. Gray, to purchase from the Trust 5,800,000 shares of Graco common stock, at a price of approximately $32.91 per share, or a total of $190,887,100. This price represents a discount of 5% from the average closing price of Graco stock over the ten trading days ending Friday, May 15, 1998. Graco intends to use current available cash and arrange bank financing to fund the stock purchase. The stock purchase is expected to be completed in July, 1998, subject to the completion of financing arrangements and other customary conditions.

After completion of the transaction, the Trust will own 993,642 shares of Graco stock, representing approximately 5% of the remaining outstanding shares. David
A. Koch, the Chairman of Graco and a trustee of the Trust,  and his wife Barbara
G. Koch, own an additional 578,848 shares.

"This repurchase is a positive development for Graco's shareholders," said George Aristides, Chief Executive Officer. "It is a good use of our strong cash flow that we expect will increase net earnings per share and reduce our weighted average cost of capital. We are confident that the Company will continue to invest in new products, manufacturing and other growth and profitability opportunities."

In a separate action, the Board of Directors has declared a regular quarterly dividend of 11 cents per common share payable on August 5, 1998 to shareholders of record at the close of business on July 1, 1998. The Company currently has approximately 25.8 million shares outstanding.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control dispense and apply fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries.

SAFE HARBOR CAUTIONARY STATEMENT

This press release contains various forward-looking statements about the Company's future, which involve risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, general economic conditions in the world economies (including the United States), currency rate fluctuations, the ability of the Company to execute its plans, and the factors identified in the Company's SEC filings, including Exhibit 99 of the Company's report on form 10-K for the fiscal year 1997.

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